EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Flag Financial Contacts:	Katie Bows (404) 760-7712
Dan Speight (404) 760-7706

FLAG FINANCIAL CORPORATION COMPLETES

ACQUISITION OF FIRST CAPITAL BANCORP

ATLANTA, November 21, 2005 – Joseph W. Evans, chairman and chief executive officer of Flag Financial Corporation (NASDAQ: FLAG), announced today that Flag Financial Corporation has completed its acquisition of First Capital Bancorp, Inc.

Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank (www.flagbank.com). The acquisition, which gives Flag Financial total assets of approximately $1.7 billion, will now operate 27 offices in the metro-Atlanta, western and central Georgia markets.

In May 2005, Flag Financial and First Capital Bancorp announced they had entered into a definitive agreement for Flag Financial to acquire First Capital Bancorp. On September 21, 2005, shareholders of both companies approved the planned acquisition.

In announcing the closing, Evans said, “The acquisition of First Capital is a quantum leap in our growth strategy for Atlanta, more than doubling our metro market presence. It is projected to make Flag Bank the second-largest community bank headquartered in metro Atlanta.”

J. Thomas Wiley Jr., chief executive officer of Flag Bank, added, “The two banks are highly complementary. We are both focused on banking owner-managed businesses and also have an emphasis on commercial and residential real estate lending. First Capital has exceptional capabilities in the cash management area that will benefit us greatly. We’re very excited about the bankers who will be joining us and believe that we will blend their talents and our talents into an exceptional bank for Atlanta.”

Under the terms of the merger agreement, H.N. (“Nat”) Padget, president and chief executive officer of First Capital Bancorp, has been named president of Flag Bank and a director of both Flag Financial Corporation and Flag Bank. Wiley will remain chief executive officer of Flag Bank.

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Pursuant to the terms of the acquisition, First Capital shareholders received 1.6 shares of Flag Financial common stock for each share of their First Capital common stock. First Capital shareholders will be contacted with instructions on how to exchange their shares for Flag Financial stock. There is no action required by Flag Financial shareholders. Beginning today, the combined company’s shares continued to be listed on the NASDAQ Stock Market under the ticker “FLAG.”

Flag Financial Corporation is a bank holding company whose wholly owned subsidiary is Flag Bank (www.flagbank.com). The Flag Financial franchise consists of 27 offices, including 17 full-service banking offices and 8 mortgage/loan production offices in 16 Georgia counties. In addition to traditional banking services, Flag Bank provides payroll services nationally to businesses through its Payroll Solutions division, and through its Smartstreet division, offers custom banking and cash management services for community associations and management companies throughout the United States. Flag Financial’s common stock is traded on the NASDAQ Stock Market under the ticker “FLAG.”

Except for historical information contained herein, the matters discussed in this press release consist of forward-looking information under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking information is necessarily subject to and involves risks and uncertainties, which could cause actual results to differ materially from the forward-looking information. These risks and uncertainties include, but are not limited to, unforeseen general economic conditions, potential difficulties in the execution of Flag Financial’s business and growth strategies, difficulties in integrating the First Capital acquisition, competitive risks and other factors set forth from time to time in Flag Financial’s filings with the Securities and Exchange Commission. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “outlook,” and “anticipates” are similar expressions as they relate to Flag Financial (including its subsidiaries), or its management, and are intended to identify forward-looking statements.

Flag Financial from time to time becomes aware of rumors concerning its business, prospects and results of operations. As a matter of policy, Flag Financial does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and other unsubstantiated information. Flag Financial complies with federal and state laws applicable to the disclosure of information concerning its business, prospects and results of operations. Investors may be at significant risk in relying on unsubstantiated information from other sources.

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